Exhibit 10.2

CORINTHIAN COLLEGES, INC.

2003 PERFORMANCE AWARD PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) by and between CORINTHIAN COLLEGES, INC., a Delaware corporation (the “Corporation”), and Jack D. Massimino (the “Participant”) evidences the stock option (the “Option”) granted by the Corporation to the Participant as to the number of shares of the Corporation’s Common Stock first set forth below.

Number of Shares of Common Stock:[1]	[Insert total number of options]	Award Date: , 2007
Exercise Price per Share:[1]	$	Expiration Date:[1,2] , 2014

Vesting1,2 Up to [Insert 50% of options] shares of Common Stock subject to the Option shall vest as set forth below if certain Corporation revenue related performance criteria are met (the “Revenue Related Shares”), and up to [Insert 50% of options] shares of Common Stock subject to the Option shall vest as set forth below if certain Corporation operating profit performance criteria are met (the “Operating Profit Related Shares”).

The Participant shall not vest in any portion of the Revenue Related Shares if Net Revenue for the Corporation’s fiscal year ending June 30, 2010 is less than $                     (the “Minimum Revenue Target”). The Participant shall vest in 50% of the [Insert 50% of options] Revenue Related Shares if Net Revenue for the Corporation’s fiscal year ending June 30, 2010 or any prior fiscal year equals or exceeds the Minimum Revenue Target. The Participant shall vest in all [Insert 50% of options] Revenue Related Shares if Net Revenue for the Corporation’s fiscal year ending June 30, 2010 is equal to or exceeds $                     (the “Maximum Revenue Target”). If Net Revenue for the Corporation’s fiscal year ending June 30, 2010 exceeds the Minimum Revenue Target, but is less than Maximum Revenue Target, then the Participant shall vest in an amount of Revenue Related Shares equal to the following formula: [Insert 25% of options] Revenue Related Shares plus ([Insert 25% of options] Revenue Related Shares multiplied by a fraction, the numerator of which is the Corporation’s Net Revenue for the fiscal year ending June 30, 2010 minus the Minimum Revenue Target, and the denominator of which is the Maximum Revenue Target minus the Minimum Revenue Target).

The Participant shall not vest in any portion of the Operating Profit Related Shares if Operating Profit for the Corporation’s fiscal year ending June 30, 2010 is less than $                     (the “Minimum Profit Target”). The Participant shall vest in 50% of the [Insert 50% of options] Operating Profit Related Shares if Operating Profit for the Corporation’s fiscal year ending June 30, 2010 or any prior fiscal year equals or exceeds the Minimum Profit Target. The Participant shall vest in all [Insert 50% of options] Operating Profit Related Shares if Operating Profit for the Corporation’s fiscal year ending June 30, 2010 is equal to or exceeds $                     (the “Maximum Profit Target”). If Operating Profit for the Corporation’s fiscal year ending June 30, 2010 exceeds the Minimum Profit Target, but is less than the Maximum Profit Target, then the Participant shall vest in an amount of Operating Profit Related Shares equal to the following formula: [Insert 25% of options] Operating Profit Related Shares plus ([Insert 25% of options] Operating Profit Related Shares multiplied by a fraction, the numerator of which is the Corporation’s Operating Profit for the fiscal year ending June 30, 2010 minus the Minimum Profit Target, and the denominator of which is the Maximum Profit Target minus the Minimum Profit Target).

[1]	Subject to adjustment under Section 6.3 of the Plan.
[2]	Subject to earlier termination as provided in Section 4 of the Terms.

If the above targets are met, the Participant shall vest in the applicable number of Revenue Related Shares and/or Operating Profit Related Shares on the Certification Date (defined below). Despite the foregoing, the Participant shall not vest in the number of Revenue Related Shares and/or Operating Profit Related Shares determined above unless he: (i) is the Chief Executive Officer of the Corporation on June 30, 2009; and (ii) (A) serves as a member of the Board of the Corporation or any of its Subsidiaries on June 30, 2010; (B) dies while serving as a member of the Board of the Corporation or any of its Subsidiaries after June 30, 2009, but prior to June 30, 2010; or (C) becomes Totally Disabled while serving as a member of the Board of the Corporation or any of its Subsidiaries after June 30, 2009, but prior to June 30, 2010 and is in good standing with the Corporation on June 30, 2010.

The determination of Net Revenue, Operating Profit, and whether performance criteria have been achieved shall be determined on the basis of the audited financial statements of the Corporation for the fiscal year ending June 30, 2010, and the Corporation’s Compensation Committee shall certify such achievement in writing following a duly-called meeting (the “Certification Date”). The terms “Net Revenue” and “Operating Profit” are used as applied under generally accepted accounting principles or in the Corporation’s financial reporting.

The Option is granted under the Corinthian Colleges, Inc. 2003 Performance Award Plan (the “Plan”) and subject to the Terms and Conditions of Management Nonqualified Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Option set forth herein. The Participant acknowledges receipt of a copy of the Terms and the Plan.

“PARTICIPANT”	CORINTHIAN COLLEGES, INC.,
a Delaware corporation
Signature
By:
Print Name	Name:	Stan A. Mortensen
	Its:	Sr. Vice President and General Counsel

TERMS AND CONDITIONS OF MANAGEMENT NONQUALIFIED STOCK OPTION

1.	Vesting; Limits on Exercise.

As set forth on the first two pages of this Option Agreement, the Option shall vest and become exercisable in the aggregate number of shares of Common Stock subject to the Option determined as set forth on such first two pages. The Option may be exercised only to the extent the Option is vested and exercisable.

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Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100[1] shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option Status. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

2.	Continuance of Employment/Service Required; No Employment/Service Commitment.

Except as expressly provided on the fist two pages of this Option Agreement and Section 4 below, the vesting provisions require continued employment or service as a member of the Board through the vesting date as a condition to the vesting of the Option and the rights and benefits under this Option Agreement. Employment or service as a member of the Board for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as a member of the Board as provided in Section 4 below or under the Plan. Employment or service as a member of the Board of the Corporation or any of its Subsidiaries after June 30, 2010 is not required in order to vest in the Option on the Certification Date.

Nothing contained in this Option Agreement or the Plan constitutes an employment or Board service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in Board service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Committee may require pursuant to such administrative exercise procedures as the Committee may implement from time to time) of:

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a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Committee may require from time to time,

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payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements) in shares of Common Stock already owned by the Participant, valued at their Fair Market Value on the exercise date, provided, however, that any shares initially acquired upon exercise of a stock option or otherwise from the Corporation must have been owned by the Participant for at least six (6) months before the date of such exercise;

•	any written statements or agreements required pursuant to Section 6.4 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 6.5 of the Plan.

The Committee also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Committee.

4.	Early Termination of Option; Change in Control Event.

4.1 General. Notwithstanding any other provision of this Option Agreement or of the Plan, the Option, to the extent not previously exercised, and all other rights hereunder, whether vested and exercisable or not, shall terminate and become null and void prior to the Expiration Date in the event of:

•	the termination of the Participant’s employment or services as a member of the Board as provided in Section 4.2 hereof, or

•	the termination of the Option pursuant to Section 6.3 of the Plan.

4.2 Termination of Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 6.3 of the Plan, if the Participant ceases to be employed by or ceases to provide services as a member of the Board to the Corporation or a Subsidiary (regardless of the reason), the following rules shall apply (as used in this agreement, the Participant’s “Severance Date” shall mean the later of the last day that the Participant (i) is employed by the Corporation or a Subsidiary, or (ii) provides services as a member of the Board to the Corporation or a Subsidiary): (a) the Participant will have until the date that is three years after the later of (i) the Certification Date, or (ii) Severance Date to exercise the Option (or portion thereof) to the extent it was vested on the Certification Date (after giving effect to any acceleration thereof pursuant to Section 4.3), (b) the Option, to the extent not vested on the Certification Date (after giving effect to any acceleration thereof pursuant to Section 4.3), shall terminate on the Certification Date, and (c) the Option, to the extent exercisable for the period specified in clause (a) above and not exercised during such period (after giving effect to the period provided for below), shall terminate at the close of business on the last day of such period. Notwithstanding the foregoing, if the last day of the period specified in clause (a) above is during a Blackout Period (defined below), then the Option shall remain exercisable until 14 days after the first date that there is no longer in effect a Blackout Period applicable to the extent exercisable for the period specified in clause (a) above. The Corporation has established an Insider Trading Policy (as such policy may be amended from time to time, the “Policy”) relative to trading while in possession of material, undisclosed information. The Policy prohibits officers, directors, employees, and consultants of the Corporation and its subsidiaries from trading in securities of the Corporation during certain “Blackout Periods” as described in the Policy. The foregoing provisions of this Section 4.2 apply notwithstanding anything to the contrary in Section 6.2.1, 6.2.2, or 6.2.3 of the Plan.

4.3 Possible Acceleration upon Change in Control Event. Notwithstanding any other provision of this Option Agreement or of the Plan, if a Change in Control Event (as defined in the Plan) occurs while the Participant is employed by or serves as a member of the Board of the Corporation or any of its Subsidiaries and the Option does not accelerate and become fully vested in connection with such event as contemplated by Sections 6.3.2 and 6.3.3 of the Plan, the Option shall automatically accelerate and become partially or fully vested in accordance with the first two pages of this Option Agreement and as set forth in this Section. For purposes of the foregoing, the performance measuring period shall be the 12-month period ending on a calendar quarter end that immediately precedes such Change in Control Event for which the Corporation’s financial statements were filed pursuant to Section 13 or 15(d) of the Exchange Act (the “Measuring Date”). When determining the amount of vested shares, if any, pursuant to such first two pages, (i) the Minimum Revenue Target shall be 10% Compounded Annual Growth Rate (“CAGR”) of $[Revenue Baseline] per year (including partial years) through the Measuring Date, (ii) the Maximum Revenue Target shall be 13% CAGR of $[Revenue Baseline] per year (including partial years) through the Measuring Date, (iii) the Minimum Profit Target shall be 12.5% CAGR of $[Profit Baseline] per year (including partial years) through the Measuring Date, and (iv) the Maximum Profit Target shall be 25% CAGR of $[Profit Baseline] per year (including partial years) through the Measuring Date. The Participant shall not vest in the number of Revenue Related Shares and/or Operating Profit Related Shares determined above unless he is employed by or serves as a member of the Board of the Corporation or any of its Subsidiaries on June 30, 2010. Despite the foregoing, the Participant shall not be required to be employed by or serve as a member of the Board of the Corporation or any of its Subsidiaries if such termination of employment or services (a) is by the Corporation or a Subsidiary for any reason other than for Cause (as defined below) or by the Participant for Good Reason (as defined below), and (b) occurs in anticipation of (but in no event more than three months prior to) the date of the Change in Control Event or within two years following the date of the Change in Control Event. Also, if the Participant dies or becomes Totally Disabled while the Participant is employed by or serves as a member of the Board of the Corporation or any of its Subsidiaries after the Change in Control Event, but prior to June 30, 2010, the Participant shall vest in the number of Revenue Related Shares and/or Operating Profit Related Shares determined above based on the level of achievement of the performance criteria, adjusted by a fraction, the numerator of which is the number of full months from July 1, 2007 to the date on which death or Total Disability occurs, and the denominator is 36. The following definitions shall apply solely for purposes of this Section 4.3:

•	Cause. “Cause” means that the Participant has been convicted of a felony (other than drunk driving), or has engaged in gross misconduct materially and demonstrably injurious to the Corporation or a Subsidiary. However, no act or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation and its Subsidiaries.

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Good Reason. “Good Reason” means that, without the Participant’s express written consent, the occurrence of any one or more of the following: (a) an involuntary material diminution in Participant’s base salary; (b) an involuntary material diminution in Participant’s authority, duties, or responsibilities (an involuntary material diminution in Participant’s authority, duties, or responsibilities shall not have occurred if Participant agrees to cease being the Chief Executive Officer of the Corporation and agrees to remain on the Board of the Corporation or any of its Subsidiaries); (c) an involuntary material diminution in the authority, duties, or responsibilities of the supervisor to whom Participant is required to report, including a requirement that Participant report to a corporate officer or Participant instead of reporting directly to the Board of the Corporation; (d) an involuntary material diminution in the budget over which Participant retains authority; (e) a 100 mile or greater change in the geographic location at which Participant must perform his services following a Change in Control Event; and (f) any other action or inaction that constitutes a material breach of the Participant’s Employment Agreement.

5.	Non-Transferability.

The Option and any other rights of the Participant under this Option Agreement or the Plan are nontransferable and exercisable only by the Participant, except as set forth in Section 1.8 of the Plan.

6.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address given beneath the Participant’s signature hereto, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given as of the date mailed in accordance with the foregoing provisions of this Section 6.

7.	Plan.

The Option and all rights of the Participant under this Option Agreement are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. In the event of a conflict or inconsistency between the terms and conditions of this Option Agreement and of the Plan, the terms and conditions of the Plan shall govern. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by the terms thereof and of this Option Agreement. The Participant acknowledges reading and understanding the Plan and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

8.	Entire Agreement.

This Option Agreement (including these Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 6.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

9.	Governing Law; Limited Rights.

9.1. Delaware Law. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

9.2. Limited Rights. The Participant has no rights as a stockholder of the Corporation with respect to the Option as set forth in Section 6.7 of the Plan.

10.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 6.3 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

11.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

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